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                                                                  Exhibit 99 (a)


                                                        (AMETEK NEWS LETTERHEAD)

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801




Contact:   William J. Burke (610) 889-5249

            AMETEK EXTENDS TERM OF REVOLVING CREDIT FACILITY TO 2009

Paoli, Pa., February 27, 2004 -- AMETEK Inc. (NYSE: AME) announced that it has extended the term of its $300 million Revolving Credit Facility. The facility will now expire in February 2009. Prior to the extension, the facility was set to expire in 2006. Other key terms of the facility were unchanged.

John Molinelli, Executive Vice President and Chief Financial Officer, said, "The Revolving Credit Facility is a key part of our financing structure. Extending the term of the facility to 2009 provides AMETEK with the necessary flexibility to support our growth plans, including our successful acquisition strategy."

JPMorgan Chase & Co. serves as Administrative Agent for the thirteen-bank syndicate. PNC Bank, Suntrust Bank, Fleet National Bank and Wachovia Bank serve as Syndication Agents.

CORPORATE PROFILE

AMETEK IS A LEADING GLOBAL MANUFACTURER OF ELECTRONIC INSTRUMENTS AND ELECTRIC MOTORS WITH ANNUAL SALES OF APPROXIMATELY $1.1 BILLION. AMETEK'S CORPORATE GROWTH PLAN IS BASED ON FOUR KEY STRATEGIES: OPERATIONAL EXCELLENCE, STRATEGIC ACQUISITIONS & ALLIANCES, GLOBAL & MARKET EXPANSION, AND NEW PRODUCTS. ITS OBJECTIVE IS DOUBLE-DIGIT PERCENTAGE GROWTH IN EARNINGS PER SHARE OVER THE BUSINESS CYCLE AND A SUPERIOR RETURN ON TOTAL CAPITAL. THE COMMON STOCK OF AMETEK IS A COMPONENT OF THE S&P MIDCAP 400 INDEX AND THE RUSSELL 1000 INDEX.